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                                                                  EXHIBIT 3.1(c)
                          CERTIFICATE OF DESIGNATIONS
                            BY BOARD OF DIRECTORS OF
                           JOHNSTON INDUSTRIES, INC.

In accordance with section 151(g) of the Delaware Corporation Law Annotated, and Article Fourth of the Certificate of Incorporation, as amended, of Johnston Industries, Inc., a Delaware corporation (the "Corporation"), the undersigned hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation by Action of the Board of Directors Without a Meeting as of January 22, 1996:

BE IT RESOLVED by the Board of Directors of Johnston Industries, Inc., a Delaware corporation (the "Corporation"), that, subject to the filing of this resolution with the appropriate officials in accordance with Delaware law, and in accordance with the authority granted by Article Fourth of the Certificate of Incorporation of the Corporation, as amended, a series of non-voting one cent ($.01) par value preferred stock, consisting of 325,000 shares, is hereby established and authorized to be issued, with such preferred stock to have the following designations, powers, preferences and rights, to-wit:

    1) The distinctive name and serial designation of this series of preferred stock is "Johnston Industries, Inc. preferred stock, series 1996" (which is hereinafter referred to as the "Series 1996 Preferred Stock");

    2) The holders of Series 1996 Preferred Stock shall have no voting power whatsoever, and no holder of Series 1996 Preferred Stock shall vote on or otherwise participate in any proceedings in which actions shall be taken by the Corporation or the shareholders thereof;

    3) The annual dividend rate, and the dividend payment dates are as follows:

         a) The holders of shares of the Series 1996 Preferred Stock shall be entitled to receive, subject to the provisions of paragraph 3(b) hereof, a cumulative cash dividend at the rate of Fifty Cents ($.50) per share per annum on shares of Series 1996 Preferred Stock computed from January 1 through December 31 of each year, commencing in 1996, payable quarterly at the rate of Twelve and One Half Cents ($.125) per share, to stockholders of record on a date not more than twenty (20) days prior to the date on which such cash dividends are payable. If any dividends payable on the Series 1996 Preferred Stock with respect to any quarter of the Corporation are not paid for any reason, the right of the holders of the Series 1996 Preferred Stock to receive payment of such dividend shall not lapse or terminate, but said unpaid dividend or dividends shall accumulate and shall be paid without interest to the holders of the Series 1996 Preferred Stock, when and as authorized by the Board of Directors of the Corporation, before any sum or sums shall be set aside for or applied to the purchase, redemption or other acquisition for value of shares of any other class and before any dividend shall be paid or declared, or any other distribution shall be ordered or made, upon shares of any other class. If the issuance of any of the Series 1996 Preferred Stock shall take place on a day other than the first day of a calendar quarter (January 1, April 1, July 1 or October 1), the Corporation shall pay with respect to said calendar quarter a prorated amount of the quarterly dividend on such issued Series 1996 Preferred Stock for the period of time from the date of issuance of such Series 1996 Preferred Stock until the end of the calendar quarter;

         b) Dividends on shares of the Series 1996 Preferred Stock shall be payable only out of earnings or assets of the Corporation legally available for the payment of dividends and only as and when declared by the Board of Directors of Johnston Industries, Inc., and no dividends shall be paid on the Series 1996 Preferred Stock at such time as such payment would violate Delaware law.



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   4)    The Series 1996 Preferred Stock shall be subject to conversion by the holder and to call by Corporation as follows:

         a) The Series 1996 Preferred Stock shall be convertible into shares of Ten Cent ($.10) par value voting common stock of the Corporation (the "Common Stock") as hereinafter provided and, when so converted, shall be canceled and retired and shall not be reissued as such. From and after the date of issue of the Series 1996 Preferred Stock (the "Issue Date"), for a period of thirty-seven
             (37) months (the "First Conversion Period"), any holder of the Series 1996 Preferred Stock shall have the right, but not the obligation, to convert all or any part of the Series 1996 Preferred Stock into shares of Common Stock. During the First Conversion Period, each share of the Series 1996 Preferred Stock may be converted into one (1) share of Common Stock, with any holder of the Series 1996 Preferred Stock having a right to convert up to one-third (1/3) of the Series 1996 Preferred Stock twelve (12) months after the Issue Date, one-third (1/3) of the Series 1996 Preferred Stock twenty-four (24) months after the Issue Date, and the final one-third (1/3) of the Series 1996 Preferred Stock thirty-six (36) months after the Issue Date. In no event shall any of the Series 1996 Preferred Stock be converted into Common Stock prior to the date which is 12 months after the Issue Date. Once a conversion date arrives with regard to any of the Series 1996 Preferred Stock, any holder of the Series 1996 Preferred Stock will have the continuing right to convert that portion of the Series 1996 Preferred Stock (or any part thereof, on one or more occasions) at any time thereafter during the First Conversion Period; provided, however, if within the date which is thirty-seven
             (37) months after the Issue Date, any holder of the Series 1996 Preferred Stock shall not have converted all of the Series 1996 Preferred Stock, then Corporation shall have an option to call all of the unconverted Series 1996 Preferred Stock in accordance with the provisions set forth hereafter. Any holder of the Series 1996 Preferred Stock shall be permitted to convert less than the total number of shares of Series 1996 Preferred Stock to which the holder is entitled to convert at any time, as long as such shares are converted in lots of at least fifty thousand (50,000) shares.

         b) From and after the date which is thirty-seven (37) months after the Issue Date, for a period of ninety (90) days (the "Call Period"), Corporation will have the right, but not the obligation to call and redeem all (or any part) of the unconverted Series 1996 Preferred Stock then held by any shareholder, for a cash redemption price of Ten Dollars ($10.00) per share, plus the amount of any accrued but unpaid dividends thereon.

         c) From and after the expiration of the Call Period, for a period of thirty (30) days (the "Second Conversion Period"), any holder of Series 1996 Preferred Stock will have the right, but not the obligation, to convert all or any part of the Series 1996 Preferred Stock then held by such shareholder into shares of Common Stock. During the Second Conversion Period, each share of the Series 1996 Preferred Stock may be converted into one (1) share of Common Stock. From and after the date of the expiration of the Second Conversion Period, any holder of the Series 1996 Preferred Stock shall no longer have any right to convert any part of the Series 1996 Preferred Stock into shares of Common Stock.

         d) In order to convert the Series 1996 Preferred Stock into Common Stock, the holder thereof shall on any business day surrender at the Corporation's principal place of business, the certificate or certificates representing such shares, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at said office of the number of said shares which such holder elects to convert. The Series 1996 Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of such surrender for conversion, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder
             or holders of such Common Stock at such time.   As promptly as
             practicable on or after the date of any conversion, and if the Corporation shall issue stock certificates for its Common Stock, the



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             Corporation shall issue and deliver a certificate or certificates representing the number of shares of Common Stock issued upon such conversion to the person or persons entitled thereto. In the case of conversion of only a part of the shares of any holder of Series 1996 Preferred Stock, the Corporation shall also issue and deliver to such holder a new certificate representing the number of shares of such Series 1996 Preferred Stock not converted by such holder.

         e) Notice of the intention of the Corporation to call and redeem all (or any part) of the unconverted Series 1996 Preferred Stock then held by any shareholder shall be mailed at least five (5) but not more than ten (10) days before the redemption to each holder of record of such shares (as of five (5) days prior to the date of such notice) at his address as shown by the Corporation's records. At any time after such notice has been mailed, the Corporation may deposit the aggregate cash redemption price, plus the amount of any accrued but unpaid dividends on such shares through and including the date fixed for redemption, with any bank or trust company named in such notice, payable in the amounts aforesaid to the respective orders of the record holders of the shares to be redeemed, on endorsement (if required) and surrender of the certificates therefor, and thereupon said holders shall cease to be shareholders with respect to said shares, and from and after the making of such deposit, said holders shall have no interest in or claim against the Corporation with respect to said shares, except only the rights of the holders thereof to receive such monies from said bank or trust company, without interest, and dividends thereon shall cease to be payable. Any funds so deposited by the Corporation which shall be unclaimed after the end of the period established by any statute controlling the disposition of unclaimed property shall be released or repaid to the Corporation upon its request, after which the holders of the shares so called for redemption shall look only to the Corporation for payment thereof without interest.

         f) In case the Corporation shall (i) pay a dividend in shares of its common stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a lesser number of shares, or (iv) issue by reclassification of its shares of Common Stock any shares of its common stock, the conversion rate in effect immediately prior thereto shall be adjusted so that the holder of a share of Series 1996 Preferred Stock surrendered for conversion after the record date fixing shareholders to be affected by such event shall be entitled to receive, upon conversion, the number of shares of Common Stock which such holder would have owned or been entitled to receive after the happening of such event had such share of Series 1996 Preferred Stock been converted immediately prior to the record date in the case of such dividend or the effective date in the case of any such subdivision, combination or reclassification.

    5) The amount of preferential or other payments to which shares of the Series 1996 Preferred Stock are entitled on voluntary or involuntary liquidation, dissolution or winding up, is as follows: the shares of the Series 1996 Preferred Stock shall not be inferior to any shares of any other series of the capital stock of the Corporation, and shall be preferred over any other series of the capital stock of the Corporation as to assets, and, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series 1996 Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders (whether from capital or surplus), for each share of the Series 1996 Preferred Stock an amount equal to $10.00 together with all dividends thereon accrued and in arrears, before any distribution of the assets shall be made to the holders of the Common Stock or to the holders of any stock junior to the Series 1996 Preferred Stock. Upon such payment, the holders of the Series 1996 Preferred Stock shall not be entitled to any other or further distribution. A consolidation or merger of the Corporation with or into any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the corporation within the meaning of this Section (5).


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    6)   Nothing herein contained shall prevent the Board of Directors of the
         Corporation from creating at any time any other series of preferred stock of the Corporation ranking on a parity with or junior to the shares of the Series 1996 Preferred Stock in accordance with the provisions of Article Fourth of the Certificate of Incorporation of the Corporation, as amended, as aforesaid.

Accordingly, the Certificate of Incorporation of the Corporation is hereby amended to incorporate the provisions of the aforesaid resolutions.

IN WITNESS WHEREOF, the undersigned have hereunto subscribed their signatures and have affixed the seal of the Corporation to this Certificate of Designations by the Board of Directors of Johnston Industries, Inc. as of the 22nd day of January, 1996.


                                    JOHNSTON INDUSTRIES, INC.


                                    By:  /s/ Gerald B. Andrews
                                       -------------------------
                                         President

                                    Attest:  /s/  F. F. Walton
                                           ---------------------
                                             Secretary


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